Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and the related Prospectus of Hospitality Properties Trust for the registration of debt securities, common shares of beneficial interest, preferred shares of beneficial interest, depositary shares and warrants and to the incorporation by reference therein of our report dated February 29, 2012, except for Note 9, as to which the date is March 19, 2012, with respect to the consolidated financial statements and schedule of Hospitality Properties Trust for the year ended December 31, 2011 and our report dated February 29, 2012 with respect to the effectiveness of internal control over financial reporting of Hospitality Properties Trust as of December 31, 2011, included in its Annual Report (Amendment No. 1 on Form 10-K/A) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
August 24, 2012